HYPERSOLAR, INC.

May 21, 2018

Via EDGAR

United States Securities and Exchange Commission

Division of Corporate Finance

Washington, D.C. 20549

Attention:	Heather Percival
Russell Mancuso, Branch Chief

Re:	Hypersolar, Inc.
Form 10-K for Fiscal Year Ended June 30, 2017
Filed September 21, 2017
File No. 000-54437

Gentlemen:

In response to oral comments of the Staff, the Company on May 15, 2018 filed counterparts of each of the Company’s outstanding convertible notes as Exhibits 10.1 through 10.5 to the Company’s quarterly report on Form 10-Q.

Please contact our securities counsel, Marcelle S. Balcombe at Sichenzia Ross Ference Kesner LLP should you have any questions or require additional information.

Sincerely,

/s/ Timothy Young
Chief Executive Officer